Exhibit (d)(7)

SUPPLEMENTAL TERMS

20 August 2020

Société des Produits Nestlé S.A.

Avenue Nestlé, 55

1800 Vevey

Switzerland

Attention: Claudio Kuoni

Re: Supplemental Terms to Confidentiality Agreement

Further to the Confidentiality Agreement, dated July 25, 2020, between Société des Produits Nestlé S.A. and its affiliates and Aimmune Therapeutics Inc., the parties hereby agree to the supplemental terms set forth in this Supplemental Terms Letter.

1.1

Unless otherwise specified, all defined terms in the Confidentiality Agreement shall have the same meaning when used herein. The following terms shall have the following meaning when used in this Supplemental Terms Letter:

(a)

“Applicable Data Protection Laws” means the General Data Protection Regulation 2016/679 (the “GDPR”) and any relevant law, statute, declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding instrument which implements the GDPR, the e-Privacy Directive 2002/58/EC or the e-Privacy Regulation 2017/003 (once it takes effect), in each case as amended, consolidated, re-enacted or replaced from time to time;

(b)	“Clauses” means Controller to Controller Clauses and Controller to Processor Clauses collectively or either one respectively;

(c)

“Controller to Controller Clauses” means the standard contractual clauses for the transfer of Personal Data to data processors established in third countries set out in the Commission Decision of 27 December 2004;

(d)

“Controller to Processor Clauses” means the standard contractual clauses for the transfer of Personal Data to data processors established in third countries set out in the Commission Decision of 5 February 2010; and

(e)	“Personal Data” has the meaning given to it in the GDPR;

1.2

To the extent that any information (whether or not Evaluation Material) disclosed by Company or our Representatives to you or your Representatives contains Personal Data, the following provisions shall apply.

1.3	Each party acknowledges and agrees that:

(a)

Nature and Purpose of Processing: the Personal Data is shared, on a controller to controller basis, solely for the purpose of the parties’ conducting due diligence in respect of the Possible Transaction. The sharing of the Personal Data is necessary for the purpose of the legitimate interests pursued by the parties;

(b)	Subject Matter: the Possible Transaction;

(c)	Duration: the Personal Data is shared for processing until completion of the purpose described above;

(d)	Type of Personal Data: the Personal Data will include contact details, HR data and contract data; and

(e)	Categories of Data Subjects: the Personal Data will relate to data subjects including Company’s personnel, customers and suppliers.

1.4	You shall and shall procure that your Representatives shall:

(a)

comply with Applicable Data Protection Laws when processing Personal Data. In particular, you warrant that you shall, and shall procure that your Representatives shall, only process the Personal Data for the purposes of the Possible Transaction;

(b)

implement appropriate technical and organisational measures to ensure a level of security appropriate to the risk, taking into account the state of the art, the costs of implementation and the nature, scope, context and purpose of processing and promptly notify Company if any Personal Data is subject to any unauthorised or unlawful access, loss, destruction or damage;

(c)

other than to countries approved, from time to time, as having equivalent protection for Personal Data by the European Commission, not process such Personal Data outside the European Economic Area (“EEA”) unless:

(i)

where you are acting as data importer, you comply with the data importer’s obligations set out in the Controller to Controller Clauses which are hereby incorporated into and form part of this letter agreement (and for the purposes of Annex B of such Controller to Controller Clauses, the data subjects, purpose of transfer, categories of data, recipients and categories of sensitive personal data shall be those described in paragraph 1.3 of this Supplemental Terms Letter); and

(ii)

where your Representative is acting as data importer, you (as data exporter) enters into the Controller to Controller Clauses (or, as appropriate the Controller to Processor Clauses) with such Representative;

(d)	without prejudice to paragraph (c), at our request (from time to time), enter separately into the Controller to Controller Clauses with us;

(e)	promptly assist us in complying with any duties to cooperate with supervisory authorities under the Applicable Data Protection Laws; and

(f)	at our request, promptly (i) delete all Personal Data received electronically and (ii) return or destroy any hard copy materials containing Personal Data.

1.5	You agree:

(a)

that in the event the Clauses cease to be an appropriate safeguard for the transfer of Personal Data in accordance with Applicable Data Protection Law by virtue of a binding decision by a competent supervisory authority, or at the discretion of the Company as notified to you, Company shall be entitled to suspend the transfer of Personal Data without liability; and

(b)	to assist Company with its continuing assessment of the adequacy of the protection of the Personal Data in accordance with the requirements of Applicable Data Protection Law.

Please confirm your agreement with the foregoing by having a duly authorized officer of your organization sign and return one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement among you and the undersigned.

Aimmune Therapeutics Inc. /s/ Douglas T. Sheehy Name: Douglas T. Sheehy Date: Aug-20-2020	Société des Produits Nestlé S.A. /s/ Claudio Kuoni Name: Claudio Kuoni Date: août-20-2020